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EXHIBIT 99.E.



                      CONSENT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors of
C.M. Life Insurance Company

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement of C.M. Life Variable Life Separate Account I (Variable Universal Life Segment) on Form S-6 (Registration No. 333-49457) of our report dated February 6, 1998 on our audits of the statutory financial statements of C.M. Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts."

                                   Coopers & Lybrand L.L.P.

Springfield, Massachusetts
June 24, 1998